UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of report (Date of earliest event reported):
May 17, 2007 (May 11, 2007)

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JDS UNIPHASE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

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Delaware	000-22874	94-2579683
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

430 North McCarthy Boulevard
Milpitas, California 95035
(Address of Principal Executive Offices, Including Zip Code)

(408) 546-5000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b) Effective May 17, 2007 John Peeler ceased serving in the position of Executive Vice President of JDS Uniphase Corporation (the “Company”) and as President of the Company’s Communications Test & Measurement Group. Mr. Peeler’s employment with the Company will terminate on June 30, 2007.

As reported in a Current Report on April 25, 2007 Debora Shoquist ceased serving in the position of Senior Vice President, Operations of the Company on April 19, 2007. Ms. Shoquist’s employment with the Company will terminate on or before September 1, 2007.

(e) Immediately following the termination of Mr. Peeler’s employment with the Company, and conditioned upon the execution of a separation agreement, Mr. Peeler will be entitled to $168,750 (representing Mr. Peeler’s bonus for the second half of fiscal year 2007 under the Company’s standard employee bonus plan), and (ii) $113,750 (representing the fourth installment of Mr. Peeler’s retention bonus pursuant to his Employment Agreement dated May 23, 2005).

Immediately following the termination of Ms. Shoquist’s employment with the Company, and conditioned upon the execution of a separation agreement, Ms. Shoquist will be entitled to (i) a severance payment of $425,000, and (ii) Company paid COBRA benefits continuation for the shorter of (a) six months or (b) the date upon which Ms. Shoquist becomes eligible for reasonably comparable benefits coverage from another employer.

Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
99.1	Press release entitled “JDSU Names Industry Veteran Helmut Berg to Lead Communications Test & Measurement Business” dated May 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDS Uniphase Corporation

Date: May 17, 2007	By:	/s/ Christopher S. Dewees
Christopher S. Dewees
Senior Vice President, Corporate Development and Chief Legal Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release entitled “JDSU Names Industry Veteran Helmut Berg to Lead Communications Test & Measurement Business” dated May 17, 2007.